As filed with the Securities and Exchange Commission on May 25, 2001
                                                      Registration No. 333-
===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                    -----------------------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                    -----------------------------------

                              SPX CORPORATION
           (Exact name of registrant as specified in its charter)

         Delaware                                   38-1016240
     (State or other                             (I.R.S. Employer
     jurisdiction of                          Identification Number)
     incorporation or
      organization)
                          700 Terrace Point Drive
                          Muskegon, Michigan 49440
                  (Address of principal executive offices)

            UNITED DOMINION INDUSTRIES LIMITED 1999 STOCK OPTION
                         AND RESTRICTED STOCK PLAN

              UNITED DOMINION INDUSTRIES LIMITED STOCK OPTION
                         AND RESTRICTED STOCK PLAN

               STOCK OPTION PLAN FOR KEY EMPLOYEES, OFFICERS
            AND DIRECTORS OF UNITED DOMINION INDUSTRIES LIMITED

               UNITED DOMINION INDUSTRIES, INC. COMPASS PLAN

               UNITED DOMINION INDUSTRIES, INC. COMPASS PLAN
                            FOR HOURLY EMPLOYEES
                         (Full title of the plans)

                           Christopher J. Kearney
               Vice President, Secretary and General Counsel
                          700 Terrace Point Drive
                          Muskegon, Michigan 49440
                         Telephone: (231) 724-5000
         (Name, address, and telephone number of agent for service)

                      CALCULATION OF REGISTRATION FEE
===============================================================================
                                   Proposed            Proposed
     Title of         Amount        Maximum             Maximum      Amount of
    Securities        to  be        Offering           Aggregate   Registration
       to be        Registered      Price              Offering      Fee (3)
    Registered         (1) (2)     Per Share            Price
-------------------------------------------------------------------------------

Common stock,        533,945    $30.22 - $109.88(4)   $46,303,494   $11,576
par value $0.01      shares
per share (the
"Common Stock")
-------------------------------------------------------------------------------
Common Stock         11,000        $118.31(5)          $1,301,410      $326
                     shares
-------------------------------------------------------------------------------
      TOTAL:         544,945            --            $47,604,904   $11,902
                     shares
-------------------------------------------------------------------------------

1. Includes an indeterminate number of shares of Common Stock as may be issuable in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests that may be issued pursuant to the United Dominion Industries, Inc. Compass Plan and the United Dominion Industries, Inc. Compass Plan for Hourly Employees.

2. Includes associated rights to purchase Series A Junior Participating Preferred Stock of SPX Corporation that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

3.   See "Explanatory Note."

4. Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act based upon prices at which options to purchase Common Stock may be exercised. The following chart illustrates calculation of the registration fee:

          Number              Offering Price                    Aggregate
        of Shares               per Share                    Offering Price
===========================================================================
            4,706                $30.22                        $142,215
            2,317                $35.03                         $81,165
            1,411                $39.49                         $55,720
              470                $41.90                         $19,693
            4,706                $70.74                        $332,902
            1,647                $71.42                        $117,629
           34,606                $72.46                      $2,507,551
           16,518                $73.14                      $1,208,127
            2,588                $73.83                        $191,072
          150,395                $79.53                     $11,960,914
           99,452                $81.86                      $8,141,141
            2,353                $86.53                        $203,605
            2,353                $87.49                        $205,864
            8,911                $90.03                        $802,257
           47,276                $90.65                      $4,285,569
            4,470                $90.99                        $406,725
           80,590               $100.67                      $8,112,995
            2,588               $101.98                        $263,924
            8,235               $106.77                        $879,251
           55,530               $109.40                      $6,074,982
            2,823               $109.88                        $310,191
===========================================================================
Total:    533,945                     -                     $46,303,494

5. Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on May 24, 2001.

                              EXPLANATORY NOTE

     Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), SPX Corporation (the "Company") hereby files this registration statement on Form S-8 (the "Registration Statement") to register:

     (1) 533,945 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") for issuance upon the exercise of the options to purchase Common Stock described below;

     (2) 10,000 shares of Common Stock for issuance under the United Dominion Industries, Inc. Compass Plan; and

     (3) 1,000 shares of Common Stock for issuance under the United Dominion Industries, Inc. Compass Plan for Hourly Employees (the plans set forth in clause (2) and this clause (3), the "401(k) Plans").

In addition, this Registration Statement also registers an indeterminate amount of interests that may be issued pursuant to the provisions of the 401(k) Plans.

     On May 24, 2001, pursuant to the Merger Agreement (the "Merger Agreement"), dated as of March 10, 2001, by and between the Company and United Dominion Industries Limited ("UDI"), the following events (among others) occurred: (1) the amalgamation (similar to a merger) of a subsidiary of the Company and UDI was consummated; (2) each common share of UDI outstanding immediately prior to the amalgamation was converted into
0.2353 shares of Common Stock; and (3) stock options previously granted by UDI under (i) the United Dominion Industries Limited 1999 Stock Option and Restricted Stock Plan, (ii) the United Dominion Industries Limited Stock Option and Restricted Stock Plan and (iii) the Stock Option Plan for Key Employees, Officers and Directors of United Dominion Industries Limited (the "Option Plans") were automatically exchanged for options to purchase the Common Stock registered pursuant to this Registration Statement. Shares of Common Stock will be issued to the holders of stock options granted pursuant to the Option Plans upon the exercise of these stock options. In addition, following the consummation of the amalgamation, the Common Stock will be an investment alternative under each of the 401(k) Plans.

     On January 18, 2000, UDI and certain of its affiliates filed a registration statement (registration number 333-94847) and paid a registration fee of $52,800 to the Securities and Exchange Commission (the "Commission"). Thereafter, UDI terminated the registration statement without issuing any securities thereunder. Pursuant to Rule 457(p) of the Securities Act, the Company hereby applies such fee as partial payment of the registration fee for this Registration Statement.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Commission by the Company:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     3. The Company's Current Reports on Form 8-K dated May 8, 2001, April 13, 2001, April 12, 2001 and March 12, 2001;

     4. The description of the Company's capital stock contained in the Company's registration statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendments or reports filed for the purpose of updating any such description; and

     5. The Annual Report on Form 11-K of each of the 401(k) Plans, in each case for the plan year ended December 31, 1999.

     In addition, all documents filed by the Company and each of the 401(k) Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests Of Named Experts And Counsel.

     Not applicable.

     Item 6. Indemnification Of Directors And Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determined that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or
(iv) engaging in any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     Item 7. Exemption From Registration Claimed.

     Not applicable.

     Item 8. Exhibits

     The Company hereby undertakes to submit each of the 401(k) Plans and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and to make all changes required by the IRS in order to maintain the qualified status of each of the 401(k) Plans.

Exhibit No.         Description of Exhibit
-----------         ----------------------

4.1 The Company's Restated Certificate of Incorporation, as amended, dated June 12, 1998, incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

4.2 The Company's By-Laws as amended through October 25, 1995, incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

4.3 Rights Agreement dated as of June 25, 1996 between the Company and The Bank of New York, as rights agent, relating to rights to purchase Series A Junior Participating Preferred Stock under certain circumstances, incorporated herein by reference from the Company's registration statement on Form 8-A filed on June 26, 1996.

5.1* Opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) regarding the legality of the securities being registered.

23.1*               Consent of Arthur Andersen LLP.

23.2*               Consent of KPMG LLP.

23.3* Consent of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) (included in Exhibit 5.1).

24.1*               Powers of Attorney (included on signature page).

--------------------
*    Filed herewith

     Item 9. Undertakings

(a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on this 25th day of May, 2001.

                                             SPX CORPORATION

                                              /s/ Christopher J. Kearney
                                             ------------------------------
                                             By:     Christopher J. Kearney
                                             Title:  Vice President,
                                                     Secretary and General
                                                     Counsel

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Blystone, Christopher J. Kearney and Patrick J. O'Leary, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and any and all additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that such attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of the dates indicated.

     Signature                        Title                       Date
     ---------                        -----                       ----

/s/ John B. Blystone           Chairman, President,            May 25, 2001
------------------------         Chief Executive
John B. Blystone               Officer and Director
                              (Principal Executive
                                    Officer)


/s/ Patrick J. O'Leary            Vice President               May 25, 2001
------------------------        Finance, Treasurer
Patrick J. O'Leary              and Chief Financial
                                Officer (Principal
                                Financial Officer)


/s/ Ron Winowiecki              Corporate Controller           May 25, 2001
------------------------       and Chief Accounting
Ron Winowiecki                  Officer (Principal
                                Accounting Officer)


/s/ J. Kermit Campbell               Director                  May 25, 2001
------------------------
J. Kermit Campbell


/s/ Sarah R. Coffin                  Director                  May 25, 2001
------------------------
Sarah R. Coffin


/s/ Frank A. Ehmann                  Director                  May 25, 2001
------------------------
Frank A. Ehmann


/s/ Emerson U. Fullwood              Director                  May 25, 2001
------------------------
Emerson U. Fullwood


/s/ Charles E. Johnson               Director                  May 25, 2001
------------------------
Charles E. Johnson


/s/ David P. Williams                Director                  May 25, 2001
------------------------
David P. Williams

     Pursuant to the requirements of the Securities Act, the United
Dominion Industries, Inc. Management Pension Committee, which administers each of the 401(k) Plans, has duly caused this Registration Statement to be signed on behalf of each of the 401(k) Plans by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on this 25th day of May, 2001.


                                           UNITED DOMINION INDUSTRIES, INC.
                                           MANAGEMENT PENSION COMMITTEE


                                            /s/ Christopher J. Kearney
                                           --------------------------------
                                           By: Christopher J. Kearney


                                            /s/ Patrick J. O'Leary
                                           --------------------------------
                                           By: Patrick J. O'Leary

                             INDEX TO EXHIBITS

Exhibit No.         Description of Exhibit
-----------         ----------------------

4.1 The Company's Restated Certificate of Incorporation, as amended, dated June 12, 1998, incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

4.2 The Company's By-Laws as amended through October 25, 1995, incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

4.3 Rights Agreement dated as of June 25, 1996 between the Company and The Bank of New York, as rights agent, relating to rights to purchase Series A Junior Participating Preferred Stock under certain circumstances, incorporated herein by reference from the Company's registration statement on Form 8-A filed on June 26, 1996.

5.1* Opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) regarding the legality of the securities being registered.

23.1*               Consent of Arthur Andersen LLP.

23.2*               Consent of KPMG LLP.

23.3* Consent of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) (included in Exhibit 5.1).

24.1*               Powers of Attorney (included on signature page).

-------------------------
*    Filed herewith